VERA BRADLEY ANNOUNCES FISCAL FIRST QUARTER 2016 RESULTS

Net revenues from continuing operations totaled $101.1 million

Net income from continuing operations (excluding charges) totaled $0.1 million, or $0.00 per diluted share

Company ends quarter with strong cash position of $96.6 million and year-over-year inventories down 19.6%

FORT WAYNE, Ind., June 3, 2015 - Vera Bradley, Inc. (Nasdaq: VRA) (“Vera Bradley” or the “Company”) today announced its financial results for the fiscal first quarter ended May 2, 2015.

Summary of Financial Performance

Net revenues from continuing operations totaled $101.1 million for the current year first quarter ended May 2, 2015, compared to $112.2 million in the prior year first quarter ended May 3, 2014.

For the current year first quarter, the Company posted a net loss from continuing operations of $4.1 million, or $0.10 per diluted share. Those results included net after-tax charges of $4.2 million comprised of:

•	$2.1 million related to the planned closing of its Indiana manufacturing facility, primarily related to severance and lease termination charges;

•	$1.5 million related to other severance and restructuring charges; and

•	$0.6 million related to an income tax adjustment for an increase in income tax reserves for uncertain federal and state tax positions related to research and development tax credits.

Excluding these charges, the Company’s net income from continuing operations totaled $0.1 million, or $0.00 per diluted share. In the prior year first quarter ended May 3, 2014, net income from continuing operations totaled $6.9 million, or $0.17 per diluted share.

Comments on the Quarter and Looking Ahead

Robert Wallstrom, Chief Executive Officer, noted, “Excluding the previously outlined charges, we achieved first quarter diluted EPS at the low end of our guidance. Reduced promotional activity led to better-than-planned gross margin rate performance while revenues fell below our expectations.”

Wallstrom continued, “The progress we continue to make on our key initiatives is not yet reflected in our current financial results. We are not attracting enough new customers to the brand, and traffic and sales are still very challenging.

“However, the management team remains fully committed to our long-term strategic plan. Key elements of the plan are specifically designed to drive traffic and bring new customers to Vera Bradley. We will continue to innovate and modernize our products, increase exposure to our brand and offerings by prudently growing our distribution points, and drive brand and product awareness through our elevated marketing efforts.”

Wallstrom concluded, “Growing Vera Bradley to a $1 billion company generating a high-teen operating margin remains our ultimate goal. However, until we begin to see recovery in the business, we cannot predict the timing of or provide additional updates on achieving those long-term financial targets.”

Discontinued Operations

In June 2014, the Company entered into a five-year agreement with Mitsubishi Corporation Fashion Company and Look Inc. to import and distribute Vera Bradley products in Japan. As a result of moving to this wholesale business model, the Company exited its direct business in Japan during the third quarter of fiscal 2015 and is accounting for it as a discontinued operation.

First Quarter Details

Income statement numbers referenced below reflect the Company’s continuing operations and exclude the previously outlined charges related to its manufacturing facility closing, other severance and restructuring costs, and the income tax adjustment.

Current year first quarter net revenues of $101.1 million fell below the Company’s guidance of $103 million to $109 million. Prior year first quarter revenues totaled $112.2 million.

Current year first quarter Direct segment revenues totaled $70.4 million, a 2.4% decrease from $72.2 million in the prior year first quarter. Comparable sales (including e-commerce) decreased 16.9% for the quarter (reflecting a 22.3% decline in comparable store sales and a 9.7% decrease in e-commerce sales), which was partially offset by new store growth (the Company opened 14 full-line and 18 factory outlet stores during the past 12 months). First quarter comparable sales were negatively impacted by year-over-year declines in store and e-commerce traffic as well as lower levels of on-line promotional activity.

Indirect segment revenues decreased 23.3% to $30.7 million from $40.0 million in the prior year first quarter, primarily due to lower re-orders from the Company’s specialty retail accounts and the timing of the Company’s summer product launch (which shifted approximately $3.7 million of revenues into the second quarter). In addition, there has been a modest reduction in the total number of specialty retail accounts.

Excluding the aforementioned charges, gross profit for the quarter totaled $55.1 million, or 54.5% of net revenues, compared to $59.8 million, or 53.3% of net revenues, in the prior year first quarter. The year-over-year gross margin rate improvement primarily related to increased sales of higher-margin made-for-outlet product in the Company’s factory outlet stores, leverage of overhead costs due to fall 2014 cost reductions at the Company’s domestic manufacturing facility, lower levels of liquidation sales, and reduced promotional activity. The gross margin rate exceeded guidance of 53.0% to 53.5% primarily due to reduced promotional activity relative to plan.

Excluding the aforementioned charges, SG&A expense totaled $55.1 million, or 54.5% of net revenues, in the current year first quarter, compared to $50.0 million, or 44.6% of net revenues, in the prior year first quarter. As expected, SG&A dollars increased over the prior year primarily due to strategic investments including incremental marketing, new store expenses, and e-commerce investments. The SG&A expense rate was at the high end of the Company’s guidance of 51.9% to 54.5% due to lower than expected sales.

Excluding the aforementioned charges, operating income totaled $0.9 million, or 0.9% of net revenues, in the current year first quarter, compared to $11.3 million, or 10.1% of net revenues, in the prior year first quarter. By segment, Direct operating income was $11.5 million, or 16.3% of sales (which excluded $3.5 million of the aforementioned charges), compared to $13.8 million, or 19.1% of sales, in the prior year, and Indirect operating income was $11.1 million, or 36.0% of sales (which excluded $1.1 million of the aforementioned charges), compared to $15.4 million, or 38.6% of sales, in the prior year.

Cash and cash equivalents as of May 2, 2015 totaled $96.6 million compared to $81.5 million at the end of last year’s first quarter. The Company had no debt outstanding at quarter end. Quarter-end inventory was $101.8 million, at the low end of guidance of $100 million to $110 million and compared to $126.6 million at the end of last year’s first quarter. Net capital spending for the quarter totaled $7.5 million.

During the first quarter, the Company repurchased approximately $7.2 million shares of its common stock under its $40 million share repurchase plan (equating to approximately 425,000 shares at an average price of $16.90). This brings the total repurchases under the plan to approximately $20.1 million (equating to approximately 1,046,000 shares at an average price of $19.25).

Second Quarter and Fiscal Year 2016 Outlook

For the second quarter of fiscal 2016, the Company expects:

•	Net revenues of $116 million to $120 million compared to prior year second quarter revenues of $119.0 million.

•	A gross margin rate of 54.5% to 55.0% compared to 53.3% in the prior year second quarter.

•
SG&A as a percent of sales of 48.3% to 49.3% compared to 42.6% in the prior year second quarter. The increase is primarily related to incremental spending in marketing, e-commerce, and incentive compensation.

•
Diluted earnings per share from continuing operations of $0.10 to $0.13, based on diluted weighted-average shares outstanding of 39.8 million and an effective tax rate of 38.8%. Diluted earnings per share from continuing operations totaled $0.19 in the prior year second quarter.

•	Inventory of $108 million to $112 million at the end of the second quarter, compared to $112.0 million at the end of last year’s second quarter.

For fiscal 2016, the Company has updated its guidance as follows (which excludes the aforementioned first quarter charges):

•	Net revenues of $480 million to $495 million compared to $509.0 million last year.

•
A gross margin rate of 55.7% to 56.2% compared to 52.9% last year. The planned improvement reflects the leveraging of overhead costs related to an expected increase in units manufactured; reductions in sourcing and product costs, primarily related to made-for-outlet product and including the closure of the Company’s domestic manufacturing facility; a greater sales penetration of higher margin made-for-outlet product; and reduced promotional activity.

•
SG&A as a percent of sales of 46.8% to 47.4% compared to 41.0% last year. The planned increase is primarily related to incremental spending in marketing, e-commerce, and incentive compensation, on a lower sales base.

•
Diluted earnings per share from continuing operations of $0.64 to $0.74, based on diluted weighted-average shares outstanding of 39.8 million and an effective tax rate of 39.5%. Diluted earnings per share from continuing operations totaled $1.00 last year.

•	Net capital spending of approximately $31.0 million.

Call Information

A conference call to discuss fiscal first quarter 2016 results is scheduled for today, Wednesday, June 3, 2015, at 9:30 a.m. Eastern Time. A broadcast of the call will be available via Vera Bradley’s Investor Relations section of its website, www.verabradley.com. Alternatively, interested parties may dial into the call at (888) 503-8171, and enter the access code 2816661. A replay of the call will be available shortly after the conclusion of the call and remain available through June 17, 2015. To access the recording, listeners should dial (877) 870-5176, and enter the access code 2816661.

About Vera Bradley, Inc.

Vera Bradley is a leading designer of women’s handbags and accessories, luggage and travel items, eyewear, stationery and gifts. Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand’s iconic designs and versatile styles offer women of all ages a colorful way to accessorize every look.

Vera Bradley offers a unique, multi-channel sales model as well as a focus on service and a high level of customer engagement. The Company sells its products through two reportable segments: Direct and Indirect. The Direct business consists of sales of Vera Bradley products through the Company’s full-line and factory outlet stores in the United States, verabradley.com, eBay and its annual outlet sale in Fort Wayne, Indiana. The Indirect business consists of sales of Vera Bradley products to approximately 2,700 specialty retail locations, substantially all of which are located in the United States, as well as select department stores, national accounts, third party e-commerce sites, its wholesale business in Japan and third-party inventory liquidation.

The Company’s commitment to breast cancer research continues to increase its reach through the Vera Bradley Foundation for Breast Cancer.

For more information about Vera Bradley (Nasdaq: VRA), visit www.verabradley.com/mediaroom.

Website Information

We routinely post important information for investors on our website www.verabradley.com in the "Investor Relations" section. We intend to use this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Vera Bradley Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brand; possible inability to successfully implement our growth strategies or manage our growing business; possible inability to successfully open new stores as planned; adverse changes in the cost of raw materials and labor used to manufacture our products; and possible adverse effects resulting from a significant disruption in our single distribution facility. For a discussion of these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended January 31, 2015. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACTS:
Investors:
Julia Bentley, VP of Investor Relations and Communications
jbentley@verabradley.com
(260) 207-5116

Media:
877-708-VERA (8372)

Vera Bradley, Inc.
Consolidated Balance Sheets
(in thousands)
(unaudited)

	May 2, 2015	January 31, 2015	May 3, 2014
Assets
Current assets:
Cash and cash equivalents	$96,579	$112,292	$81,524
Accounts receivable, net	26,241	31,374	21,042
Inventories	101,794	98,403	126,562
Income taxes receivable	5,731	3,208	—
Prepaid expenses and other current assets	9,377	9,100	9,417
Deferred income taxes	13,397	13,320	13,981
Total current assets	253,119	267,697	252,526
Property, plant, and equipment, net	112,526	109,003	88,433
Other assets	627	584	879
Total assets	$366,272	$377,284	$341,838
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$31,478	$32,906	$23,686
Accrued employment costs	11,768	14,595	10,871
Other accrued liabilities	15,815	15,548	17,475
Income taxes payable	—	—	3,397
Total current liabilities	59,061	63,049	55,429
Deferred income taxes	5,722	5,297	4,267
Other long-term liabilities	27,397	24,467	20,020
Total liabilities	92,180	92,813	79,716
Shareholders’ equity:
Additional paid-in-capital	81,918	80,992	78,551
Retained earnings	212,315	216,451	184,569
Accumulated other comprehensive loss	(5)	(15)	(998)
Treasury stock	(20,136)	(12,957)	—
Total shareholders’ equity	274,092	284,471	262,122
Total liabilities and shareholders’ equity	$366,272	$377,284	$341,838

Vera Bradley, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended
	May 2, 2015	May 3, 2014
Net revenues	$101,104	$112,197
Cost of sales	49,410	52,442
Gross profit	51,694	59,755
Selling, general, and administrative expenses	57,612	50,045
Other income	947	1,577
Operating (loss) income	(4,971)	11,287
Interest expense, net	77	80
(Loss) income from continuing operations before income taxes	(5,048)	11,207
Income tax (benefit) expense	(912)	4,330
(Loss) income from continuing operations	(4,136)	6,877
Loss from discontinued operations, net of taxes	—	(310)
Net (loss) income	$(4,136)	$6,567
Basic weighted-average shares outstanding	39,884	40,639
Diluted weighted-average shares outstanding	39,966	40,725
Net (loss) income per share - basic
Continuing operations	$(0.10)	$0.17
Discontinued operations	—	(0.01)
Net income	$(0.10)	$0.16
Net (loss) income per share - diluted
Continuing operations	$(0.10)	$0.17
Discontinued operations	—	(0.01)
Net income	$(0.10)	$0.16

Vera Bradley, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Thirteen Weeks Ended
	May 2, 2015	May 3, 2014
Cash flows from operating activities
Net (loss) income	$(4,136)	$6,567
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation of property, plant, and equipment	5,174	3,563
Provision for doubtful accounts	(381)	(115)
Loss on disposal of property, plant, and equipment	52	—
Stock-based compensation	1,404	980
Deferred income taxes	348	(1,263)
Changes in assets and liabilities:
Accounts receivable	5,514	9,276
Inventories	(3,391)	10,373
Prepaid expenses and other assets	(320)	741
Accounts payable	(2,905)	(7,075)
Income taxes payable	(2,523)	1,772
Accrued and other liabilities	394	2,138
Net cash (used in) provided by operating activities	(770)	26,957
Cash flows from investing activities
Purchases of property, plant, and equipment	(7,530)	(4,040)
Net cash used in investing activities	(7,530)	(4,040)
Cash flows from financing activities
Payments on financial-institution debt	—	—
Borrowings on financial-institution debt	—	—
Tax withholdings for equity compensation	(478)	(582)
Repurchase of common stock	(6,921)	—
Other financing activities, net	(24)	(24)
Net cash used in financing activities	(7,423)	(606)
Effect of exchange rate changes on cash and cash equivalents	10	(2)
Net (decrease) increase in cash and cash equivalents	$(15,713)	$22,309
Cash and cash equivalents, beginning of period	112,292	59,215
Cash and cash equivalents, end of period	$96,579	$81,524
Supplemental disclosure of cash flow information
Non-cash operating, investing, and financing activities
Repurchase of common stock incurred but not yet paid	$258	$—
Property, plant, and equipment expenditures incurred but not yet paid	$1,219	$3,016

Vera Bradley, Inc.
GAAP to Non-GAAP Reconciliation First Quarter Fiscal 2016
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	As Reported	Restructuring Items & Other Items		Non-GAAP (Excluding Items)
Gross profit (loss)	$51,694	$(3,434)	[1]	$55,128
Selling, general, and administrative expenses	57,612	2,483	[2]	55,129
Operating (loss) income	(4,971)	(5,917)		946
(Loss) income from continuing operations before income taxes	(5,048)	(5,917)		869
Income tax (benefit) expense	(912)	(1,698)	[3]	786
(Loss) income from continuing operations	(4,136)	(4,219)		83
Diluted net (loss) income per share from continuing operations	$(0.10)	$(0.11)		$0.00

Direct segment operating income (loss)	$8,027	$(3,470)	[4]	$11,497
Indirect segment operating income (loss)	$9,904	$(1,146)	[5]	$11,050
Unallocated corporate expenses	$(22,902)	$(1,301)	[6]	$(21,601)

[1]Items include one-time exit costs related to the Company's manufacturing facility closure, including employee severance, a lease termination payment and fixed asset acceleration charges
[2]Includes $1,301 for a severance charge related to the termination of the Company's Chief Marketing Officer and $1,182 related to a lease termination
[3]Includes $575 related to an additional income tax reserve and a benefit of $2,273 related to the tax impact of the charges mentioned above
[4]Includes an allocation of $2,288 related to the one-time exit costs for the Company's manufacturing facility closure and $1,182 related to a lease termination
[5]Related to an allocation of $1,146 for the one-time exit costs for the Company's manufacturing facility closure
[6]Related to a severance charge for the termination of the Company's Chief Marketing Officer